As filed with the Securities and Exchange Commission on September 30, 2013

Registration No. 333-188043

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-14

REGISTRATION STATEMENT
  UNDER THE SECURITIES ACT OF 1933  ☒

  Pre-Effective Amendment No.  ☐

  Post-Effective Amendment No. 1  ☒

  (Check appropriate box or boxes)

The Universal Institutional Funds, Inc.

(Exact name of Registrant as Specified in its Charter)

522 Fifth Avenue
New York, New York 10036

(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Stefanie V. Chang Yu, Esq.
Morgan Stanley Investment Management Inc.
522 Fifth Avenue
New York, New York 10036

(Name and Address of Agent for Service)

Copy to:

Carl Frischling, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036	Stuart M. Strauss, Esq. Dechert LLP 1095 Avenue of the Americas New York, New York 10036

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of common shares of beneficial interest of The Universal Institutional Funds, Inc. have previously been registered pursuant to Section 24f-2 under the Investment Company Act of 1940.

EXPLANATORY NOTE

The Parts A and B of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-188043), filed with the Securities and Exchange Commission (the “SEC”) on June 14, 2013, are incorporated herein by reference. The definitive versions of Parts A and B were filed with the SEC on June 21, 2013 pursuant to Rule 497 under the Securities Act of 1933, as amended (the “Securities Act”).

This Post-Effective Amendment is being filed solely for the purpose of filing the final tax opinion as Exhibit No. (12) to this Registration Statement on Form N-14.

PART C. OTHER INFORMATION

ITEM 15. INDEMNIFICATION

The response to this item is incorporated herein by reference to Exhibits 1 and 2 under Item 16 below and by reference to Item 30 of the Company’s Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A dated April 30, 2013 (File Nos. 333-03013; 811-07607).

ITEM 16. EXHIBITS

(1) (a)	Articles of Restatement, dated February 20, 2007, are incorporated by reference to Exhibit (a) of Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A, filed on April 13, 2007.

(b)

Articles Supplementary (terminating the Money Market Portfolio and the Technology Portfolio), dated April 10, 2008, are incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on April 11, 2008.

(c)

Articles of Amendment (renaming the Fixed Income Portfolio), dated April 10, 2008, are incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on April 11, 2008.

(d)

Articles of Amendment (renaming the Equity Growth Portfolio), dated April 10, 2008, are incorporated by reference to Exhibit (a)(4) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on April 11, 2008.

(e)

Articles Supplementary (terminating the International Fixed Income Portfolio, Balanced Portfolio, Multi-Asset Class Portfolio, Core Equity Portfolio, Asian Equity Portfolio, Targeted Duration Portfolio and Investment Grade Fixed Income Portfolio), dated May 27, 2009, are incorporated by reference to Exhibit (a)(5) to Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A, filed on February 5, 2010.

(f)

Certificate of Correction (correcting typographical errors, errors of transcription or other errors with respect to the Equity Growth Portfolio and Capital Growth Portfolio), dated July 28, 2010, is incorporated by reference to Exhibit (a)(6) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A, filed on October 29, 2010.

(g)

Articles Supplementary (terminating the Equity and Income Portfolio, Global Value Equity Portfolio, High Yield Portfolio, International Growth Equity Portfolio, U.S. Mid Cap Value Portfolio and Value Portfolio), dated July 28, 2010, are incorporated by reference to Exhibit (a)(7) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A, filed on October 29, 2010.

(h)

Articles of Amendment (renaming the International Magnum Portfolio), dated October 13, 2010, are incorporated by reference to Exhibit (a)(8) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A, filed on October 29, 2010.

(i)

Articles of Amendment (renaming the Capital Growth Portfolio), dated April 5, 2011, are incorporated by reference to Exhibit (a)(9) to Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A, filed on April 13, 2011.

(2)	Amended and Restated By-Laws, dated June 20, 2007, are incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on April 11, 2008.

(3)	Not applicable.

(4)

Copy of Agreement and Plan of Reorganization, is incorporated herein by reference to Exhibit A to the Proxy Statement and Prospectus contained in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on June 14, 2013.

(5)	Not applicable.

(6) (a)

Amended and Restated Investment Advisory Agreement between Registrant and Morgan Stanley Investment Management Inc., dated June 30, 2009, is incorporated by reference to Exhibit (d)(1) to Post-Effective Amendment

No. 41 to the Registration Statement on Form N-1A, filed on October 29, 2010.

(b)

Amended and Restated Sub-Advisory Agreement between Morgan Stanley Investment Management Inc. and Morgan Stanley Investment Management Limited (relating to the Emerging Markets Equity Portfolio, Global Franchise Portfolio and Global Real Estate Portfolio), dated as of June 30, 2009, is incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A, filed on April 10, 2013.

(c)

Amended and Restated Sub-Advisory Agreement between Morgan Stanley Investment Management Inc. and Morgan Stanley Investment Management Company (relating to the Emerging Markets Equity Portfolio, Global Franchise Portfolio and Global Real Estate Portfolio), dated as of June 30, 2009, is incorporated by reference to Exhibit (d)(3) to Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A, filed on April 10, 2013.

(7) (a)

Distribution Agreement between Registrant and Morgan Stanley Distribution, Inc., dated as of April 29, 2005, is incorporated by reference to Exhibit (e) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A, filed on December 16, 2005.

(b)	Form of Participation Agreement is incorporated by reference to Exhibit (e)(2) to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A, filed on April 7, 2009.

(8)	Not applicable.

(9)

Custodian Agreement between Registrant and State Street Bank and Trust Company, dated March 7, 2008, is incorporated by reference to Exhibit (g)(1) to Post-Effective Amendment No. 109 to the Registration Statement on Form N-1A of Morgan Stanley Institutional Fund Trust, filed on January 28, 2013.

(10) (a)

Amended and Restated 12b-1 Distribution Plan with respect to “Class II” shares of each Portfolio, are incorporated by reference to Exhibit (m) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A, filed on December 16, 2005.

(b)	18f-3 Multi-Class Plan, is incorporated by reference to Exhibit (o) to Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A, filed on February 17, 2005.

(11) (a)

Opinion and Consent of Dechert LLP, is incorporated herein by reference to Exhibit 11(a) to the Proxy Statement and Prospectus contained in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on June 14, 2013.

(b)

Opinion of Ballard Spahr LLP, is incorporated herein by reference to Exhibit 11(b) to the Proxy Statement and Prospectus contained in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on June 14, 2013.

(12)	Opinion of Dechert LLP (as to tax matters), is filed herewith.

(13) (a)

Administration Agreement between Registrant and Morgan Stanley Investment Management Inc. is incorporated by reference to Exhibit h(1) to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A, filed on April 1, 1999.

(b)

Schedule A to Administration Agreement between Registrant and Morgan Stanley Investment Management Inc., is incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A, filed on October 29, 2010.

(14)

Consent of Ernst & Young LLP (with respect to Form N-14), is incorporated herein by reference to Exhibit 14 to the Proxy Statement and Prospectus contained in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on June 14, 2013.

(15)	Not applicable.

(16)

Powers of Attorney of Directors, dated February 27, 2013, are incorporated by reference to Exhibit (q) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A of Morgan Stanley Multi Cap Growth Trust, filed on March 15, 2013.

ITEM 17. UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement on Form N-14 by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to this registration statement on Form N-14 and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York on this 30th day of September, 2013.

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By:	/s/ John H. Gernon
John H. Gernon
President and Principal Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date
(1) Principal Executive Officer		President and Principal Executive Officer

By:	/s/ John H. Gernon		September 30, 2013
John H. Gernon

(2) Principal Financial Officer		Principal Financial Officer

By:	/s/ Francis J. Smith		September 30, 2013
Francis J. Smith

(3) Majority of the Directors

INDEPENDENT DIRECTORS
Frank L. Bowman		Michael F. Klein
Michael Bozic		Michael E. Nugent
Kathleen A. Dennis		W. Allen Reed
Dr. Manuel H. Johnson		Fergus Reid
Joseph J. Kearns

By:	/s/ Carl Frischling		September 30, 2013
Carl Frischling
Attorney-in-Fact for the Independent Directors

INTERESTED DIRECTOR
James F. Higgins

By:	/s/ Stefanie V. Chang Yu		September 30, 2013
Stefanie V. Chang Yu
Attorney-in-Fact for the Interested Director

EXHIBIT INDEX

(12) Opinion of Dechert LLP (as to tax matters).